Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
August 14, 2019	Michael D. Neese	Trisha Meade
	VP, Investor Relations	Communications & Engagement Manager
	(804) 287-8126	(804) 285-5390
	michael.neese@pfgc.com	communications@pfgc.com

Performance Food Group Company Reports Fourth-Quarter and Full-Year Fiscal 2019 Results

Full-Year Double-Digit Sales and Earnings Growth Driven by Foodservice and Vistar’s Strong Results,

Solid Gross Profit per Case Growth and Continued Independent Case Growth

Fourth-Quarter Fiscal 2019 Highlights

•	Total case volume grew 9.2%
•	Net sales increased 28.4% to $5.9 billion
•	Gross profit improved 14.4% to $700.1 million
•	Net income declined 1.9% to $63.2 million
•	Adjusted EBITDA increased 16.0% to $157.0 million[1]
•	Diluted Earnings Per Share (“EPS”) decreased 1.6% to $0.60
•	Adjusted Diluted EPS increased 32.1% to $0.70[1]

Full-Year Fiscal 2019 Highlights

•	Total case volume grew 6.0%
•	Net sales increased 12.1% to $19.7 billion
•	Gross profit improved 9.6% to $2.5 billion
•	Net income declined 16.1% to $166.8 million
•	Adjusted EBITDA increased 11.4% to $475.5 million[1]
•	Diluted EPS decreased 16.3% to $1.59
•	Adjusted Diluted EPS increased 20.1% to $1.85[1]

RICHMOND, Va. – Performance Food Group Company (“PFG”) (NYSE: PFGC) today announced its fourth-quarter and full-year fiscal 2019 business results.  “Fiscal 2019 was a successful year for PFG, and I’m very pleased with our team’s execution,” said George Holm, PFG’s Chairman, President and Chief Executive Officer.  “Our strong top-line growth, combined with increased gross profit per case, led to profitability at the high end of our expectations for the year. Our core business segments delivered strong financial results led by Vistar’s double-digit EBITDA growth. Looking ahead to fiscal 2020, we believe our two recently announced strategic acquisitions position us well across our business and we expect fiscal 2020 to be another year of solid earnings growth.”

1

This earnings release includes several metrics, including EBITDA, Adjusted EBITDA, Adjusted Diluted EPS and Free Cash Flow that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see Statement Regarding Non-GAAP Financial Measures at the end of this release for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

Fourth-Quarter Fiscal 2019 Financial Summary

Total case volume increased 9.2% for the fourth quarter of fiscal 2019 compared to the prior year period, with underlying organic growth of 2.9%. Total case volume included a 4.9% increase in independent cases, growth in Performance Brands cases and broad-based growth across Vistar’s sales channels.

Net sales for the fourth quarter of fiscal 2019 grew 28.4% to $5.9 billion versus the comparable prior year period. The increase in net sales was primarily attributable to growth in Vistar, most notably in the vending, office coffee service and corrections channels, case growth in Foodservice, specifically in the independent restaurant channel, and recent acquisitions.  The acquisition of Eby-Brown Company LLC (“Eby-Brown”) in the fourth quarter of fiscal 2019 contributed $949.7 million to net sales, including $194.7 million related to tobacco excise taxes.  Excluding Eby-Brown, net sales increased 7.7%.  The increase in net sales was also attributable to an increase in selling price per case as a result of inflation and mix.  Overall food cost inflation was approximately 2.3% in the fourth quarter.

Gross profit for the fourth quarter of fiscal 2019 grew 14.4% compared to the prior year, to $700.1 million.  The strong gross profit increase was led by case growth and from selling an improved mix of customer channels and products, specifically in Vistar’s channels and the independent restaurant channel.  Gross margin as a percentage of net sales was 11.9% for the fourth quarter of fiscal 2019 compared to 13.3% for the prior year period. The gross margin decline was driven by Eby-Brown.

Operating expenses rose by 15.8% to $599.6 million in the fourth quarter of fiscal 2019 compared to the prior year.  The increase in operating expenses was primarily due to the increase in case volume and the resulting impact on variable operational expenses. Operating expenses also increased in the fourth quarter of fiscal 2019 as a result of recent acquisitions and increases in personnel expenses.

Operating profit was up 7.1% driven by a strong gross profit increase of 14.4%.  Net income for the fourth quarter of fiscal 2019 declined 1.9% year-over-year to $63.2 million.  The decline was primarily a result of a $5.8 million increase in income tax expense.  The increase in income tax expense was primarily a result of the prior year impact of the Tax Cuts and Jobs Act (the “Act”).  The effective tax rate in the fourth quarter of fiscal 2019 was 23.9% compared to 17.9% in the fourth quarter of fiscal 2018.

EBITDA increased 11.5% to $143.1 million in the fourth quarter of fiscal 2019 compared to the prior year. For the quarter, Adjusted EBITDA rose 16.0% to $157.0 million compared to the prior year period.

Diluted EPS declined 1.6% to $0.60 in the fourth quarter of fiscal 2019 compared to the prior year. Adjusted Diluted EPS increased 32.1% to $0.70 in the fourth quarter compared to the prior year period.

Fiscal 2019 Financial Summary

Total case volume increased 6.0% in fiscal 2019, with underlying organic growth of 3.0%.

Net sales for fiscal 2019 increased 12.1% to $19.7 billion. The increase in net sales was primarily attributable to sales growth in Vistar, particularly in the vending, theater, retail and corrections channels, case growth in Foodservice, specifically in the independent channel, and recent acquisitions.  The acquisition of Eby-Brown contributed $949.7 million to net sales, including $194.7 million related to tobacco excise taxes. Excluding Eby-Brown, net sales increased 6.7%.

Gross profit for fiscal 2019 increased 9.6% to $2.5 billion compared to the prior year. The gross profit increase was led by case growth and an improved sales mix of customer channels and products, specifically in Vistar’s channels and the independent restaurant channel.  Gross margin as a percentage of net sales was 12.7% for fiscal 2019 compared to 13.0% for fiscal 2018 as a result of Eby-Brown’s lower margins.

Operating expenses increased 9.3% to $2.2 billion for fiscal 2019 compared to the prior year. The increase was primarily due to case volume growth and the resulting impact on variable operational expenses.  Operating expenses also increased in fiscal 2019 as a result of recent acquisitions, increases in personnel expenses, an increase in fuel expense and an increase in insurance expense. These increases were partially offset by decreases in stock-based compensation expense, professional, legal, and consulting expenses, and advisory fees.

Operating profit was up 11.8% to $283.3 million driven by strong top-line and gross profit growth and mix of business, specifically within the independent restaurant channel.  Net income decreased 16.1% to $166.8 million for fiscal 2019 compared to the prior year. The decrease in net income was a result of the $56.6 million increase in income tax expense. The increase in income tax expense was primarily driven by prior year non-cash gains and other cash benefits as a result of the Act and the prior year excess tax benefit of $15.4 million associated with the performance vesting of certain stock-based compensation awards.  The effective tax rate in fiscal 2019 was 23.6% compared to -2.6% in fiscal 2018.

For fiscal 2019, EBITDA increased 14.2% to $438.7 million compared to the prior year. Adjusted EBITDA increased 11.4% to $475.5 million for fiscal 2019 compared to the prior year.

Diluted EPS declined 16.3% to $1.59 for fiscal 2019 compared to the prior year. Adjusted Diluted EPS increased 20.1% to $1.85 for fiscal 2019 compared to the prior year period.

Cash Flow and Capital Spending

For fiscal 2019, PFG generated $317.4 million in cash flow from operating activities, a decrease of 49.6 million versus the prior year.  The decrease in cash flow from operating activities was largely driven by investments in working capital to fund growth in Vistar and Eby-Brown and to fund independent case growth in the Foodservice segment, partially offset by lower income taxes paid.  For fiscal 2019, PFG invested $139.1 million in capital expenditures, in line with capital spending versus prior year, and delivered free cash flow of $178.3 million, a decrease of approximately $48.6 million.

Fourth-Quarter and Fiscal 2019 Segment Results

Foodservice

Fourth-quarter net sales for Foodservice increased 7.4% to $4.0 billion and for fiscal 2019 increased 5.8% to $15.1 billion compared to the prior year periods. Net sales growth was driven by an increase in cases sold, including independent case growth of 4.9% for both the fourth quarter and fiscal 2019, and solid independent customer demand for Performance Brands. For fiscal 2019, independent sales as a percentage of total segment sales was 33.8%.

Fourth-quarter EBITDA for Foodservice increased 11.5% to $132.3 million compared to the prior year period and grew 4.0% to $428.0 million for fiscal 2019. Gross profit increased 6.9% in the fourth quarter and 5.9% in fiscal 2019, compared to the prior year periods, as a result of an increase in cases sold, as well as an increase in the gross profit per case. The increase in gross profit per case was driven by a favorable shift in the mix of cases sold, including more Performance Brands sold to independent customers.

Vistar

For the fourth quarter of fiscal 2019, net sales for Vistar increased 116.4% to $1.9 billion and for fiscal 2019 net sales grew 38.9% to $4.6 billion compared to the prior year periods. This increase was driven by strong case sales growth in the segment’s theater, vending and retail channels, and as a result of recent acquisitions. The acquisition of Eby-Brown contributed $949.7 million to net sales, including $194.7 million related to excise taxes.

Fourth quarter EBITDA for Vistar increased 26.5%, to $51.6 million, versus the prior year period, and 24.4% to $165.6 million in fiscal 2019 versus the prior year. Gross profit dollar growth of 41.7% in the fourth quarter and 23.7% in fiscal 2019 compared to the prior year periods, was fueled by an increase in the number of cases sold and by acquisitions. Operating expense dollar growth of 48.8% in the fourth quarter and 23.4% in fiscal 2019 was primarily the result of higher variable operating costs associated with higher case volume and recent acquisitions.

M&A Update

On July 1, 2019, PFG announced it had entered into a definitive agreement to acquire Reinhart Foodservice, L.L.C (“Reinhart”) from Reyes Holdings, L.L.C. in a transaction valued at $2.0 billion, or approximately $1.7 billion net of an estimated tax benefit to PFG of approximately $265 million. With annual net sales of over $6 billion, Reinhart is the second largest privately held foodservice distributor in the U.S. and is headquartered in Rosemont, IL. The transaction, which was approved by the Board of Directors of PFG and the governing body of Reinhart, is subject to U.S. federal antitrust clearance and other customary closing conditions.  The transaction is expected to close by the end of the calendar year.

Key highlights of the announced transaction:

•	Acquisition positions PFG as one of the largest distributors in the U.S. with approximately $30 billion in net sales
•	Single-digit Adjusted Diluted EPS accretion anticipated in year one with double-digit accretion anticipated in year three
•	Strategic transaction expected to generate approximately $50 million of annual run-rate cost synergies in three years after close of acquisition
•	Purchase price reflects a 2018 estimated Adjusted EBITDA multiple of 8.1x, including $50 million in annual run-rate synergies and tax benefits

•	Acquisition expands geographic reach and overall scale
•	Complementary customer-centric operating models further enhance PFG’s strategic position

Fiscal 2020 Outlook

For fiscal 2020, PFG expects Adjusted EBITDA growth to be in a range of 9% to 13% over its fiscal 2019 Adjusted EBITDA of $475.5 million. Fiscal 2020 organic Adjusted EBITDA is projected to grow 7% to 10%.

PFG expects fiscal 2020 Adjusted Diluted EPS to grow in a range of 4% to 10% over its fiscal 2019 Adjusted Diluted EPS of $1.85.  Higher depreciation and amortization related to Vistar acquisitions, higher interest expense due to the debt incurred to fund the Eby-Brown acquisition and a higher effective tax rate versus fiscal 2019 are expected to drive lower Adjusted Diluted EPS growth.

This outlook is based on the following annual assumptions:

•	Organic case growth in a range of 3% to 5% and case growth in a range of 6% to 8%, including Eby-Brown;
•	Interest expense in the range of approximately $70 million to $75 million;
•	An effective tax rate on operations of approximately 26%; and
•

Capital expenditures between $180 million and $200 million, with depreciation and amortization between $175 million to $185 million. The fiscal 2020 capital expenditures estimate is higher than fiscal 2019 because of ongoing investment to drive growth, which includes Vistar’s Retail East automated facility, Eby-Brown expansions and the timing of certain projects.

PFG’s Adjusted EBITDA and Adjusted Diluted EPS outlook and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. PFG’s management cannot estimate on a forward-looking basis the impact of these income and expense items on its reported Net income, its reported Diluted EPS, and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, PFG does not provide a reconciliation to the closest corresponding GAAP financial measure for its Adjusted EBITDA and Adjusted Diluted EPS outlook or its effective tax rate on operations forecast. Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast on August 14, 2019 at 9:00 a.m. Eastern Daylight Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Built on the many proud histories of our family of companies, Performance Food Group is a customer-centric foodservice distribution leader headquartered in Richmond, Virginia. Grounded by roots that date back to a grocery peddler in 1885, PFG today has a nationwide network of over 80 distribution centers, 18,000-plus talented associates and more than 5,000 valued suppliers across the country. With the goal of helping our customers thrive, we market and deliver quality food and related products to over 170,000 locations including independent and chain restaurants, schools, business and industry locations, healthcare facilities, vending distributors, office coffee service distributors, big box retailers, theaters and convenience stores. Building strong relationships is core to PFG’s success – from connecting associates with great career opportunities to connecting valued suppliers and quality products with PFG’s broad and diverse customer base. To learn more about PFG and our divisions, Performance Foodservice, PFG Customized and Vistar, visit pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, completion and subsequent integration of our proposed acquisition of Reinhart (the “Reinhart Transaction”) and other non-historical statements, including the statements in the “Fiscal 2020 Outlook” section of this press release. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties.  The following factors, in addition to those discussed under the section entitled Item 1A Risk Factors in the PFG’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018 filed with the Securities and Exchange Commission (the “SEC”) on August 16, 2018 as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

•	competition in our industry is intense, and we may not be able to compete successfully;
•	we operate in a low margin industry, which could increase the volatility of our results of operations;
•	we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts;
•	our profitability is directly affected by cost inflation or deflation and other factors;
•	we do not have long-term contracts with certain of our customers;
•	group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
•	changes in eating habits of consumers;
•	extreme weather conditions;
•	our reliance on third-party suppliers;
•	labor relations and costs risks and availability of qualified labor;
•	volatility of fuel and other transportation costs;
•	inability to adjust cost structure where one or more of our competitors successfully implement lower costs;
•	we may be unable to increase our sales in the highest margin portions of our business;
•	changes in pricing practices of our suppliers;
•	our growth strategy may not achieve the anticipated results;
•	risks relating to acquisitions, including the risks that we are not able to realize benefits of acquisitions or successfully integrate the businesses we acquire;
•	environmental, health, and safety costs;
•	the risk that we fail to comply with requirements imposed by applicable law or government regulations;
•	our reliance on technology and risks associated with disruption or delay in implementation of new technology;
•	costs and risks associated with a potential cybersecurity incident or other technology disruption;
•	product liability claims relating to the products we distribute and other litigation;
•	adverse judgments or settlements;
•	negative media exposure and other events that damage our reputation;
•	anticipated multiemployer pension related liabilities and contributions to our multiemployer pension plan;
•	decrease in earnings from amortization charges associated with acquisitions;
•	impact of uncollectibility of accounts receivable;
•	difficult economic conditions affecting consumer confidence;
•	departure of key members of senior management;
•	risks relating to federal, state, and local tax rules;
•	the cost and adequacy of insurance coverage;
•	risks relating to our outstanding indebtedness;
•	our ability to maintain an effective system of disclosure controls and internal control over financial reporting; and
•	the following risks related to the Reinhart Transaction:

•

the risk that U.S. federal antitrust clearance or other approvals required for the Reinhart Transaction may be delayed or not obtained or are obtained subject to conditions that are not anticipated that could require the exertion of management’s time and PFG’s resources or otherwise have an adverse effect on PFG;

•

the possibility that certain conditions to the consummation of the Reinhart Transaction will not be satisfied or completed on a timely basis and accordingly the Reinhart Transaction may not be consummated on a timely basis or at all;

•	uncertainty as to the expected financial performance of the combined company following completion of the Reinhart Transaction;

•	the possibility that the expected synergies and value creation from the Reinhart Transaction will not be realized or will not be realized within the expected time period;

•

the exertion of PFG management’s time and PFG’s resources, and other expenses incurred and business changes required, in connection with complying with the undertakings in connection with U.S. federal antitrust clearance or other third-party consents or approvals for the Reinhart Transaction;

•

the risk that unexpected costs will be incurred in connection with the completion and/or integration of the Reinhart Transaction or that the integration of Reinhart Foodservice will be more difficult or time consuming than expected;

•	a downgrade of the credit rating of PFG’s indebtedness, which could give rise to an obligation to redeem existing indebtedness;

•	unexpected costs, charges or expenses resulting from the Reinhart Transaction;

•	the inability to retain key personnel;

•

disruption from the announcement, pendency and/or completion of the Reinhart Transaction, including potential adverse reactions or changes to business relationships with customers, employees, suppliers or regulators, making it more difficult to maintain business and operational relationships; and

•	the risk that, following the Reinhart Transaction, the combined company may not be able to effectively manage its expanded operations.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions, except per share data)	Three Months Ended June 29, 2019	Three Months Ended June 30, 2018	Fiscal Year Ended June 29, 2019	Fiscal Year Ended June 30, 2018
Net sales	$5,899.1	$4,594.7	$19,743.5	$17,619.9
Cost of goods sold	5,199.0	3,982.9	17,230.5	15,327.1
Gross profit	700.1	611.8	2,513.0	2,292.8
Operating expenses	599.6	518.0	2,229.7	2,039.3
Operating profit	100.5	93.8	283.3	253.5
Other expense, net:
Interest expense, net	17.3	15.5	65.4	60.4
Other, net	0.1	(0.2)	(0.4)	(0.5)
Other expense, net	17.4	15.3	65.0	59.9
Income before taxes	83.1	78.5	218.3	193.6
Income tax expense (benefit)	19.9	14.1	51.5	(5.1)
Net income	$63.2	$64.4	$166.8	$198.7
Weighted-average common shares outstanding:
Basic	103.8	103.1	103.8	102.0
Diluted	105.4	104.9	105.2	104.6
Earnings per common share:
Basic	$0.61	$0.62	$1.61	$1.95
Diluted	$0.60	$0.61	$1.59	$1.90

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	As of June 29, 2019	As of June 30, 2018
ASSETS
Current assets:
Cash	$14.7	$7.5
Accounts receivable	1,227.3	1,065.6
Inventories, net	1,356.9	1,051.9
Prepaid expenses and other current assets	71.7	78.5
Total current assets	2,670.6	2,203.5
Goodwill	765.8	740.5
Other intangible assets, net	194.3	193.8
Property, plant and equipment, net	950.5	795.5
Restricted cash and other assets	72.3	67.6
Total assets	$4,653.5	$4,000.9
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$1,337.7	$1,233.8
Accrued expenses and other current liabilities	343.3	227.8
Capital lease obligations-current installments	18.3	8.4
Total current liabilities	1,699.3	1,470.0
Long-term debt	1,202.9	1,123.0
Deferred income tax liability, net	108.0	106.3
Capital lease obligations, excluding current installments	128.9	52.8
Other long-term liabilities	216.2	113.5
Total liabilities	3,355.3	2,865.6
Total shareholders’ equity	1,298.2	1,135.3
Total liabilities and shareholders’ equity	$4,653.5	$4,000.9

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in millions)	Three Months Ended June 29, 2019	Three Months Ended June 30, 2018	Fiscal Year Ended June 29, 2019	Fiscal Year Ended June 30, 2018
Cash flows from operating activities:
Net income	$63.2	$64.4	$166.8	$198.7
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and intangible asset amortization	42.7	34.3	155.0	130.1
Non-cash activities	13.1	44.7	43.1	48.0
Changes in operating assets and liabilities, net:
Accounts receivable	13.4	4.8	(50.2)	(33.9)
Inventories	(37.1)	2.4	(98.4)	(21.8)
Prepaid expenses and other assets	(5.9)	(34.5)	19.0	(44.3)
Trade accounts payable and outstanding checks in excess of deposits	(55.9)	18.1	26.7	99.7
Accrued expenses and other liabilities	23.4	3.2	55.4	(9.5)
Net cash provided by operating activities	56.9	137.4	317.4	367.0
Cash flows from investing activities:
Purchases of property, plant and equipment	(46.0)	(66.9)	(139.1)	(140.1)
Net cash paid for acquisition	(153.9)	(0.2)	(211.6)	(71.1)
Other	0.3	1.2	1.3	1.8
Net cash used in investing activities	(199.6)	(65.9)	(349.4)	(209.4)
Cash flows from financing activities:
Net borrowings (payments) under ABL Facility	160.6	(76.3)	78.9	(119.8)
Payments of Promissory Note	—	—	—	(6.0)
Payments under capital lease obligations	(3.9)	(1.8)	(13.2)	(6.9)
Cash paid for shares withheld to cover taxes	—	(0.2)	(7.5)	(28.2)
Cash paid for acquisitions	(2.2)	(0.6)	(5.7)	(9.0)
Repurchases of common stock	—	—	(9.3)	—
Other	(4.8)	4.7	(3.6)	9.1
Net cash provided by (used in) financing activities	149.7	(74.2)	39.6	(160.8)
Net increase (decrease) in cash and restricted cash	7.0	(2.7)	7.6	(3.2)
Cash and restricted cash, beginning of period	18.4	20.5	17.8	21.0
Cash and restricted cash, end of period	$25.4	$17.8	$25.4	$17.8

The following table provides a reconciliation of cash and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows:

(In millions)	As of June 29, 2019	As of June 30, 2018
Cash	$14.7	$7.5
Restricted cash (1)	10.7	10.3
Total cash and restricted cash	$25.4	$17.8

(1)

Restricted cash is included in Restricted cash and other assets on the Condensed Consolidated Balance Sheets herein and represents the amounts required by insurers to collateralize a part of the deductibles for the PFG’s workers’ compensation and liability claims.

Supplemental disclosures of cash flow information:

($ in millions)	Three Months Ended June 29, 2019	Three Months Ended June 30, 2018	Fiscal Year Ended June 29, 2019	Fiscal Year Ended June 30, 2018
Cash paid during the year for:
Interest	$22.1	$20.2	$65.7	$57.5
Income taxes, net of refunds	7.6	7.7	10.8	33.3

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted Diluted EPS.  Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Diluted EPS and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate PFG’s liquidity or financial performance. EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted Diluted EPS, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

Management measures operating performance based on PFG’s EBITDA, defined as net income before interest expense, interest income, income taxes, and depreciation and amortization.  PFG believes that the presentation of EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business. PFG also uses this measure to evaluate the performance of its segments and for business planning purposes.

In addition, management uses Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results.  Such adjustments include certain unusual, non-cash, non-recurring, cost reduction and other adjustment items permitted in calculating covenant compliance under the PFG’s credit agreement and indenture (other than certain pro forma adjustments permitted under our credit agreement and indenture relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under PFG’s credit agreement and indenture, PFG’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the credit agreement and indenture).

Management also uses Free Cash Flow, which is defined as net cash provided by operating activities less capital expenditures (purchases of property, plant and equipment).  PFG also believes that the presentation of Free Cash Flow enhances an investor’s understanding of PFG’s ability to make strategic investments and manage debt levels.

Management also uses Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA, as well as certain one-time income tax items, to the extent that each such item was included in the applicable GAAP financial measure.

PFG believes that the presentation of EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted Diluted EPS is useful to investors because these metrics provide insight into underlying business trends and year-over-year results and are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three months ended
($ in millions, except share and per share data)	June 29, 2019	June 30, 2018	Change	%
Net income (GAAP)	$63.2	$64.4	$(1.2)	(1.9)
Interest expense, net	17.3	15.5	1.8	11.6
Income tax expense (benefit)	19.9	14.1	5.8	41.1
Depreciation	32.5	26.6	5.9	22.2
Amortization of intangible assets	10.2	7.7	2.5	32.5
EBITDA (Non-GAAP)	143.1	128.3	14.8	11.5
Impact of non-cash items (A)	6.9	5.0	1.9	38.0
Impact of acquisition, integration & reorganization charges (B)	6.5	0.3	6.2	2,066.7
Impact of productivity initiatives and other adjustment items (C)	0.5	1.8	(1.3)	(72.2)
Adjusted EBITDA (Non-GAAP)	$157.0	$135.4	$21.6	16.0

Diluted earnings per share (GAAP)	$0.60	$0.61	$(0.01)	(1.6)
Impact of non-cash items	0.07	0.05	0.02	40.0
Impact of acquisition, integration & reorganization charges	0.06	—	0.06	NM
Impact of productivity initiatives and other adjustment items	—	0.02	(0.02)	(100.0)
Tax impact of above adjustments	(0.03)	(0.04)	0.01	(25.0)
Tax impact of other tax law change items (D)	—	(0.11)	0.11	(100.0)
Adjusted Diluted Earnings per Share (Non-GAAP)	$0.70	$0.53	$0.17	32.1
A.

Includes adjustments for non-cash charges arising from stock-based compensation, interest rate swap hedge ineffectiveness, and gain/loss on disposal of assets. Stock-based compensation cost was $3.9 million and $3.6 million for the fourth quarter of fiscal 2019 and fiscal 2018, respectively.

B.	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, advisory fees, and offering fees.
C.

Consists primarily of professional fees and related expenses associated with productivity initiatives, amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements and franchise tax expense and other adjustments permitted under our credit agreement.

D.

Represents the per share impact of the $11.9 million net benefit to income tax expense as a result of the blended statutory rate for fiscal 2018 and the resulting rate differential related to temporary differences.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal year ended
($ in millions, except share and per share data)	June 29, 2019	June 30, 2018	Change	%
Net income (GAAP)	$166.8	$198.7	$(31.9)	(16.1)
Interest expense, net	65.4	60.4	5.0	8.3
Income tax (benefit) expense	51.5	(5.1)	56.6	NM
Depreciation	116.2	100.3	15.9	15.9
Amortization of intangible assets	38.8	29.8	9.0	30.2
EBITDA (Non-GAAP)	438.7	384.1	54.6	14.2
Impact of non-cash items (A)	19.8	23.2	(3.4)	(14.7)
Impact of acquisition, integration & reorganization charges (B)	11.8	5.0	6.8	136.0
Impact of productivity initiatives and other adjustment items (C)	5.2	14.4	(9.2)	(63.9)
Adjusted EBITDA (Non-GAAP)	$475.5	$426.7	$48.8	11.4

Diluted earnings per share (GAAP)	$1.59	$1.90	$(0.31)	(16.3)
Impact of non-cash items	0.19	0.22	(0.03)	(13.6)
Impact of acquisition, integration & reorganization charges	0.11	0.04	0.07	175.0
Impact of productivity initiatives and other adjustment items	0.04	0.14	(0.10)	(71.4)
Tax impact of above adjustments	(0.08)	(0.14)	0.06	(42.9)
Tax impact of revaluation of net deferred tax liability (D)	—	(0.37)	0.37	(100.0)
Tax impact of other tax law change items (E)	—	(0.11)	0.11	(100.0)
Tax impact of stock-based compensation - performance vesting (F)	—	(0.14)	0.14	(100.0)
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.85	$1.54	$0.31	20.1

A.

Includes adjustments for non-cash charges arising from stock-based compensation, interest rate swap hedge ineffectiveness, and gain/loss on disposal of assets. Stock-based compensation cost was $15.7 million and $21.6 million for fiscal 2019 and fiscal 2018, respectively.

B.	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, advisory fees and offering fees.
C.

Consists primarily of professional fees and related expenses associated with productivity initiatives, amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements and franchise tax expense and other adjustments permitted under our credit agreement.  The fiscal year ended June 30, 2018 includes $8.0 million of development costs related to certain productivity initiatives PFG did not pursue.

D.	Represents the per share impact of the $38.5 million net benefit to deferred income tax expense as a result of the Act and the revaluation of the Company’s net deferred tax liability.
E.

Represents the per share impact of the $11.9 million net benefit to income tax expense as a result of the blended statutory rate for fiscal 2018 and the resulting rate differential related to temporary differences.

F.

Represents the per share impact of the $15.4 million excess tax benefit recognized as a result of the performance metrics being met for certain stock-based compensation awards upon the exit of the Company’s private-equity shareholders.

(In millions)	Three Months Ended June 29, 2019	Three Months Ended June 30, 2018	Fiscal Year Ended June 29, 2019	Fiscal Year Ended June 30, 2018
Net cash provided by operating activities (GAAP)	$56.9	$137.4	$317.4	$367.0
Purchases of property, plant and equipment	(46.0)	(66.9)	(139.1)	(140.1)
Free cash flow (Non-GAAP)	$10.9	$70.5	$178.3	$226.9

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal year ended June 29, 2019
($ in millions)	Q1	Q2	Q3	Q4
Net income (GAAP)	$28.2	$43.1	$32.3	$63.2
Interest expense, net	15.6	16.0	16.5	17.3
Income tax expense	7.0	13.2	11.4	19.9
Depreciation	26.9	27.5	29.3	32.5
Amortization of intangible assets	8.6	9.6	10.4	10.2
EBITDA (Non-GAAP)	86.3	109.4	99.9	143.1
Impact of non-cash items (A)	4.9	4.7	3.3	6.9
Impact of acquisition, integration & reorganization charges (B)	2.7	1.3	1.3	6.5
Impact of productivity initiatives and other adjustment items (C)	1.6	1.5	1.6	0.5
Adjusted EBITDA (Non-GAAP)	$95.5	$116.9	$106.1	$157.0

Diluted earnings per share (GAAP)	$0.27	$0.41	$0.31	$0.60
Impact of non-cash items	0.05	0.04	0.03	0.07
Impact of acquisition, integration & reorganization charges	0.03	0.01	0.01	0.06
Impact of productivity initiatives and other adjustment items	0.01	0.02	0.02	—
Tax impact of above adjustments	(0.02)	(0.02)	(0.02)	(0.03)
Adjusted Diluted Earnings per Share (Non-GAAP)	$0.34	$0.46	$0.35	$0.70
A.

Includes adjustments for non-cash charges arising from stock-based compensation, interest rate swap hedge ineffectiveness, and gain/loss on disposal of assets. Stock-based compensation cost was $3.8 million, $4.2 million, $3.8 million, and $3.9 million for Q1, Q2, Q3, and Q4, respectively.

B.	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities and facility closing costs.

C.

Consists primarily of professional fees and related expenses associated with productivity initiatives, amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements and franchise tax expense and other adjustments permitted under our credit agreement.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal year ended June 30, 2018
($ in millions)	Q1	Q2	Q3	Q4
Net income (GAAP)	$22.6	$78.0	$33.7	$64.4
Interest expense, net	14.6	15.1	15.2	15.5
Income tax expense	13.6	(43.9)	11.1	14.1
Depreciation	24.8	24.3	24.6	26.6
Amortization of intangible assets	6.6	8.0	7.5	7.7
EBITDA (Non-GAAP)	82.2	81.5	92.1	128.3
Impact of non-cash items (A)	4.3	11.8	2.1	5.0
Impact of acquisition, integration & reorganization charges (B)	2.4	1.7	0.6	0.3
Impact of productivity initiatives and other adjustment items (C)	1.8	10.0	0.8	1.8
Adjusted EBITDA (Non-GAAP)	$90.7	$105.0	$95.6	$135.4

Diluted earnings per share (GAAP)	$0.22	$0.75	$0.32	$0.61
Impact of non-cash items	0.04	0.11	0.02	0.05
Impact of acquisition, integration & reorganization charges	0.02	0.02	0.01	—
Impact of productivity initiatives and other adjustment items	0.02	0.09	—	0.02
Tax impact of adjustments	(0.03)	(0.07)	—	(0.04)
Tax impact of revaluation of net deferred tax liability (D)	—	(0.36)	(0.01)	—
Tax impact of other tax law change items (E)	—	—	—	(0.11)
Tax impact of stock-based compensation - performance vesting (F)	—	(0.14)	—	—
Adjusted Diluted Earnings per Share (Non-GAAP)	$0.27	$0.40	$0.34	$0.53
A.

Includes adjustments for non-cash charges arising from stock-based compensation, interest rate swap hedge ineffectiveness, and gain/loss on disposal of assets. Stock-based compensation cost was $3.4 million, $11.1 million, $3.5 million, and $3.6 million for Q1, Q2, Q3, and Q4, respectively.

B.	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, advisory fees and offering fees.

C.

Consists primarily of professional fees and related expenses associated with productivity initiatives, amounts related to fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under our credit agreement.

D.

Represents the per share impact of the $37.4 million and $1.1 million net benefit to deferred income tax expense for Q2 and Q3, respectively, as a result of the Act and the revaluation of the PFG’s net deferred tax liability.

E.

Represents the per share impact of the $11.9 million net benefit to income tax expense for Q4 as a result of the blended statutory rate for fiscal 2018 and the resulting rate differential related to temporary differences.

F.

Represents the per share impact of the $15.4 million excess tax benefit recognized in Q2 as a result of the performance metrics being met for certain stock-based compensation awards upon the exit of the PFG’s private-equity shareholders.

Segment Results

In the first quarter of fiscal 2019, the Company changed its operating segments to reflect the manner in which the business is managed. Based on changes to the Company’s organization structure and how the Company’s management reviews operating results and makes decisions about resource allocation, the Company now has two reportable segments:  Foodservice and Vistar.  Additionally, consistent with how management assesses performance of the segments, certain administrative costs and corporate allocations, previously reported at the segment level, are now included within Corporate & All Other, as opposed to the Foodservice segment.  Management evaluates the performance of these segments based on their respective sales growth and EBITDA.

Corporate & All Other is comprised of corporate overhead and certain operations that are not considered separate reportable segments based on their size. This includes the operations of our internal logistics unit responsible for managing and allocating inbound logistics revenue and expense.

The presentation and amounts for fourth quarter of 2018 and fiscal 2018 have been adjusted to reflect the segment changes described above.  The following tables set forth net sales and EBITDA by segment for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	June 29, 2019	June 30, 2018	Change	%
Foodservice	$3,982.0	$3,707.4	$274.6	7.4
Vistar	1,915.2	885.1	1,030.1	116.4
Corporate & All Other	80.9	68.5	12.4	18.1
Intersegment Eliminations	(79.0)	(66.3)	(12.7)	(19.2)
Total net sales	$5,899.1	$4,594.7	$1,304.4	28.4

EBITDA

	Three Months Ended
	June 29, 2019	June 30, 2018	Change	%
Foodservice	$132.3	$118.7	$13.6	11.5
Vistar	51.6	40.8	10.8	26.5
Corporate & All Other	(40.8)	(31.2)	(9.6)	(30.8)
Total EBITDA	$143.1	$128.3	$14.8	11.5

Net Sales

	Fiscal Year Ended
	June 29, 2019	June 30, 2018	Change	%
Foodservice	$15,095.1	$14,273.1	$822.0	5.8
Vistar	4,641.8	3,341.0	1,300.8	38.9
Corporate & All Other	291.6	254.8	36.8	14.4
Intersegment Eliminations	(285.0)	(249.0)	(36.0)	(14.5)
Total net sales	$19,743.5	$17,619.9	$2,123.6	12.1

EBITDA

	Fiscal Year Ended
	June 29, 2019	June 30, 2018	Change	%
Foodservice	$428.0	$411.4	$16.6	4.0
Vistar	165.6	133.1	32.5	24.4
Corporate & All Other	(154.9)	(160.4)	5.5	3.4
Total EBITDA	$438.7	$384.1	$54.6	14.2

The following table sets forth independent sales as a percentage of total Foodservice segment sales:

	Fiscal year ended
	June 29, 2019	June 30, 2018
Q1	35.4%	34.8%
Q2	32.5%	33.7%
Q3	32.2%	32.6%
Q4	34.9%	35.3%